Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Julie Koenig Loignon
(502) 636-4502 (office)
(502) 262-5461 (mobile)
Julie.Koenig@kyderby.com

CHURCHILL DOWNS INCORPORATED COMPLETES ACQUISITION

OF HARLOW’S CASINO RESORT & HOTEL

Media Invited to Special Ribbon-Cutting Ceremony to be Held Friday, Dec. 17, at 9:30 a.m. CST

LOUISVILLE, Ky. (Thursday, Dec. 16, 2010) – Churchill Downs Incorporated (“CDI” or “Company”) (NASDAQ: CHDN) today announced that it has completed the purchase of Harlow’s Casino Resort & Hotel (“Harlow’s) in Greenville, Miss., a deal valued at approximately $138 million. CDI’s acquisition of the casino property follows its licensure by the Mississippi State Gaming Commission.

“We are extremely pleased to complete this transaction before year’s end and to welcome the Harlow’s team of approximately 480 employees to our CDI family,” said Chief Operating Officer William Carstanjen. “The Harlow’s acquisition is an important part of the diversification and growth strategies our management team has implemented for CDI’s racing, gaming and online business operations and well positions us to increase the value of our shareholders’ investment in Churchill Downs Incorporated.”

Harlow’s, which is located on approximately 69 acres of leased land near the Mississippi River, features a 33,000-square foot gaming floor with 841 Class III slot machines, 23 table games and a poker room; a five-story, 105-room attached hotel; a 2,600-seat entertainment center; and three separate dining areas. The property, which opened in November 2007, sits at the base of a new $336 million U.S. Highway 82 Bridge that connects Harlow’s to customers in the neighboring state of Arkansas. Additional information about Harlow’s can be found at www.harlowscasino.com.

To mark the transfer to CDI ownership, Harlow’s management team will hold a ribbon-cutting ceremony Friday, Dec. 17, at 9:30 a.m. CST at the casino’s entrance lobby. Members of the media are invited to attend the ceremony, where Mr. Carstanjen will be available for comment.

Churchill Downs Incorporated (“CDI”), headquartered in Louisville, Ky., owns and operates four world-renowned Thoroughbred racing facilities: Arlington Park in Illinois, Calder Casino & Race Course in Florida, Churchill Downs Race Track in Kentucky and Fair Grounds Race Course & Slots in Louisiana. CDI operates Harlow’s Casino Resort & Hotel in Greenville, Miss., as well as slot and gaming operations in Florida and Louisiana. CDI tracks are host to North America’s most prestigious races, including the Arlington Million, the Kentucky Derby and the Kentucky Oaks, the Louisiana Derby and the Princess Rooney. Churchill Downs Racetrack hosted the Breeders’ Cup World Championships for a record seventh time Nov. 5-6, 2010, and will host the Championships a record eighth time Nov. 4-5, 2011. CDI also owns off-track betting facilities; TwinSpires.com and other advance-deposit wagering providers; United Tote; television production, telecommunications and racing service companies such as BRIS; and a 50-percent interest in the national cable and satellite network, HorseRacing TV. CDI trades on the NASDAQ Global Select Market under the symbol CHDN and can be found at www.churchilldownsincorporated.com.

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